Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
ZEBRA TECHNOLOGIES CORPORATION

ZEBRA TECHNOLOGIES CORPORATION (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Act”), DOES HEREBY CERTIFY THAT:

1.             In accordance with the provisions of Section 242 of the Act, and the Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), an amendment to the Certificate of Incorporation has been duly adopted by the Board of Directors acting at a duly convened meeting and approved by the requisite votes of the stockholders of the Corporation entitled to vote thereon voting at a duly convened meeting.

2.             Said amendment amends the Certificate of Incorporation by deleting the first paragraph of Article FOURTH, in its entirety and replacing it with the following:

“FOURTH: The total number of shares of capital stock of all classes which the Corporation shall have authority to issue is 160,000,000 shares, which shall be divided as follows:  (i) 150,000,000 shares of Class A common stock, par value $.01 per share (the “Class A Common Stock”) and (ii) 10,000,000 shares of preferred stock, par value $.01 per share (the “Preferred Stock”).  “Common Stock,” when used herein, shall mean the Class A Common Stock.”

IN WITNESS WHEREOF, ZEBRA TECHNOLOGIES CORPORATION has caused this Certificate of Amendment to be executed this 3rd day of June, 2004.

ZEBRA TECHNOLOGIES CORPORATION

By:	/s/ Edward L. Kaplan
Edward L. Kaplan
Chairman and Chief Executive Officer